Exhibit 99.1

                   Baldwin Earnings Doubled in Third Quarter



    SHELTON, Conn.--(BUSINESS WIRE)--April 28, 2005--Baldwin Technology Company, Inc. (AMEX:BLD) reported today that net income for its third quarter ended March 31, 2005 was $1,509,000 or $0.10 per diluted share, representing a growth of approximately 100% over net income of $705,000 or $0.05 per diluted share for the comparable period of the prior year. Net sales for the quarter were $43,673,000 compared to net sales of $42,770,000 for the quarter ended March 31, 2004. Currency translation contributed approximately $1,120,000 to the gain in net sales and $130,000 to the net income improvement.
    Vijay C. Tharani, Vice President and Chief Financial Officer, noted: "Our significant growth in earnings was primarily attributable to two factors -- an improvement in gross margins from a more favorable product mix, and reduced interest expense as a result of the refinancing of our bank loan earlier this fiscal year."
    Net sales for the nine months ended March 31, 2005 were $124,902,000 compared to $116,724,000 net sales for the nine months ended March 31, 2004. Excluding the effects of currency translation, net sales grew by about 2% for the nine-month period. Year to date net income was $3,016,000 or $0.20 per diluted share, up 15.6% from net income of $2,608,000 or $0.17 per diluted share for the nine months ended March 31, 2004. The prior year's nine months income before taxes of $4,557,000 included approximately $1,600,000 of favorable foreign exchange gain associated with the Company's then outstanding debt.
    Backlog at March 31, 2005 was up substantially at $57,500,000 from $50,500,000 at December 31, 2004. Orders for the third quarter were $50,700,000 compared to $43,711,000 for the previous quarter, representing an increase of 16%.
    "Overall, we are very pleased with the results for the third quarter", Mr. Tharani added. "During the quarter, the Company generated $3,900,000 in operating cash flow, primarily due to decreased inventory and accounts receivable. This enabled the Company to repay approximately $4,700,000 of its outstanding debt. We continue to see improvement in both our order rates and our backlog levels, which have strengthened even further since the end of the third quarter. Looking ahead, we expect sales for the fiscal fourth quarter to exceed levels achieved in the third quarter."
    Gerald A. Nathe, Chairman, President and Chief Executive Officer, further commented: "The third quarter contained other good news for the Company. In March, Baldwin entered into an alliance with Hildebrand Systeme, a German company that manufactures high performance web cleaning products. Earlier in the quarter, we released news of substantial newspaper orders received from Star Publications in Malaysia, Shimotsuke Newspaper in Japan, and the News Limited Group in Australia. Orders like these have helped to increase our backlog to some of the highest levels seen in a number of years."
    In other news, the Company announced that, effective March 18, 2005, it had relocated its corporate offices to 2 Trap Falls Road, Suite 402, Shelton, CT 06484.

    Baldwin plans to review its third quarter results and discuss its business outlook during a conference call today beginning at 11:00 a.m. EST. Call in information is available on the Company's web site at www.baldwintech.com under the Investor Relations section. Interested investors are encouraged to log onto the web site and either participate in the call or access the webcast of the call. Participating in the call will be Baldwin's Chairman, President and Chief Executive Officer, Gerald A. Nathe, as well as its Chief Financial Officer, Vijay C. Tharani.


                   Baldwin Technology Company, Inc.
              Condensed Consolidated Statements of Income
           (Unaudited, in thousands, except per share data)


                                               Quarter ended March 31,
                                                  2005        2004
                                                ----------  ----------
Net Sales                                      $   43,673  $   42,770
Cost of Goods Sold                             $   29,232      29,389
                                                ----------  ----------
Gross Profit                                       14,441      13,381
Operating Expenses                                 12,345      11,219
Restructuring Charges                                (338)          0
                                                ----------  ----------
Operating Income                                    2,434       2,162
Interest Expense                                      462       1,383
Interest (Income)                                     (26)        (34)
Other (Income), net                                  (375)       (569)
                                                ----------  ----------
Income before income taxes                          2,373       1,382
Provision for income taxes                            864         677
                                                ----------  ----------
Net income                                          1,509  $      705
                                                ==========  ==========
Net income per share - basic and diluted       $     0.10  $     0.05
                                                ==========  ==========
Weighted average shares outstanding - basic        14,911      15,015
                                                ==========  ==========
Weighted average shares outstanding - diluted      15,274      15,429
                                                ==========  ==========

                                                   Nine Months ended
                                                       March 31,
                                               -----------------------
                                                  2005        2004
                                                ----------  ----------
Net Sales                                      $  124,902  $  116,724
Cost of Goods Sold                                 85,663      79,777
                                                ----------  ----------
Gross Profit                                       39,239      36,947
Operating Expenses                                 34,482      32,064
Restructuring Charges                                (338)        426
                                                ----------  ----------
Operating Income                                    5,095       4,457
Interest Expense                                    1,985       3,738
Interest (Income)                                     (79)        (90)
Other (Income), net                                (1,768)     (3,748)
                                                ----------  ----------
Income before income taxes                          4,957       4,557
Provision for income taxes                          1,941       1,949
                                                ----------  ----------
Net income                                          3,016  $    2,608
                                                ==========  ==========
Net income per share - basic and diluted       $     0.20  $     0.17
                                                ==========  ==========
Weighted average shares outstanding - basic        14,895      15,015
                                                ==========  ==========
Weighted average shares outstanding - diluted      15,315      15,229
                                                ==========  ==========



                   Baldwin Technology Company, Inc.
                 Condensed Consolidated Balance Sheets
                       (In thousands, unaudited)


                                               March 31,    June 30,
Assets                                           2005         2004
                                              -----------  -----------
 Cash and equivalents                        $    11,037  $    12,008
 Trade Receivables                                37,155       37,725
 Inventory                                        24,191       24,998
 Prepaid expenses and other                        4,452        5,921
                                              -----------  -----------
Total Current Assets                              76,835       80,652
Property, plant and equipment, net                 4,211        4,540
Intangible assets                                 14,005       13,363
Other assets                                      17,192       16,716
                                              -----------  -----------
Total assets                                     112,243      115,271
                                              ===========  ===========

Current liabilities
 Loans payable                                     2,798        2,757
 Current portion of long-term debt                 1,079       20,523
 Other current liabilities                        46,639       48,998
                                              -----------  -----------
Total current liabilities                         50,516       72,278
Long-term debt                                    17,150        1,794
Other long-term liabilities                        6,664        6,732
                                              -----------  -----------
Total liabilities                                 74,330       80,804
                                              -----------  -----------

Shareholders' equity                         $    37,913  $    34,467
                                              -----------  -----------

Total liabilities and shareholders' equity   $   112,243  $   115,271
                                              ===========  ===========



    CAUTIONARY STATEMENT--This Release may contain statements regarding expected future order, backlog and sales rates, operating margins and profitability or other statements, which may constitute "forward-looking" information as defined in the Private Securities Litigation Reform Act of 1995 or by the Securities and Exchange Commission. Investors are cautioned that any such forward-looking statements are not guarantees of future performance and actual results may differ. See Exhibit 99 to the Company's Form 10-K Report for the fiscal year ended June 30, 2004.



    CONTACT: Baldwin Technology Company, Inc.
             Helen Oster, 203-402-1004